 Exhibit 10.1

Amended and Restated Master Services Agreement

This Amended and Restated Master Services Agreement (the “Agreement”), dated as of May 1, 2018 (the “Effective Date”), is between Medpace, Inc., an Ohio Corporation with a principal place of business at 5375 Medpace Way, Cincinnati, OH 45227, (“Medpace”) and Ritter Pharmaceuticals, Inc., a Delaware Corporation with a principal place of business at 1880 Century Park East, Suite #1000, Los Angeles, CA 90067, (“Sponsor”). Medpace and Sponsor are sometimes referred to herein individually as a “Party” and together as the “Parties”.

RECITALS:

WHEREAS, Sponsor is in the business of developing and obtaining regulatory approval of the marketing and sale of pharmaceutical products; and

WHEREAS, Medpace is engaged in the business of providing services related to the design and execution of clinical development programs involving drugs, biologics, and medical devices through engagement by its clients, the sponsors of clinical development programs, to perform such services; and

WHEREAS, Sponsor desires to engage Medpace to perform certain services (“Services”) as set forth hereinafter in connection with certain clinical trials (each, a “Study” or collectively, the “Studies”), all in accordance with and subject to the terms of this Agreement;

WHEREAS, Medpace and Sponsor have entered into that certain Master Services Agreement, dated August 30, 2016; and

WHEREAS, Medpace and Sponsor have agreed to enter into this Amended and Restated Master Services Agreement, and upon execution of this Agreement, the Master Services Agreement, dated August 30, 2016, shall be deemed terminated and superseded.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Parties agree as follows:

1.	PROJECT SPECIFICATIONS

A.	Medpace hereby agrees to perform Services for Sponsor from time to time in accordance with the terms of this Agreement. For the sake of clarity, the Services contemplated under this Agreement shall be provided on a non-exclusive basis and Sponsor reserves the right to undertake all work on its own behalf or to obtain similar services from a third party. Sponsor shall not be obligated to purchase any minimum or specific volume or dollar amount of Services hereunder.

B.	The precise Services to be performed by Medpace shall be mutually agreed upon by the Parties in writing and set forth in one or more task orders (each a “Task Order”), a form of which is attached hereto as Exhibit A. Each Task Order shall be signed by an authorized representative of each Party and shall include detailed information concerning a given project, including a description of the specific Services to be provided (“Scope of Work”), project milestones and target completion dates (“Project Schedule”), a detailed budget (“Project Budget”), and a schedule of payments related to the Project Schedule and the Project Budget (“Payment Schedule”). The Parties acknowledge and agree that Medpace may provide Services directly or through an Affiliate, as defined below. Each Task Order shall contain a Transfer of Obligations list (“Transfer of Obligations”) in conjunction with the relevant Task Order and consistent with the regulations set forth in 21 C.F.R. Section 312, Subpart D (Responsibilities of Sponsors and Investigators). Any responsibilities not specifically transferred to Medpace in the Transfer of Obligations shall remain the regulatory responsibility of Sponsor. Each Party shall provide such reasonable cooperation as the other may request in connection with the other Party’s compliance with the applicable provisions of Part 312.

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C.	Unless otherwise stated in the applicable Task Order, the Services will be conducted in compliance with Medpace Standard Operating Procedures (“SOPs”) and Policies.

D.	From time to time, Sponsor may wish to enter into a Task Order with a Medpace Affiliate for Services under this Agreement (“Affiliate Task Order”), and such Medpace Affiliate may wish enter into the Affiliate Task Order with Sponsor. Any such Affiliate Task Order must be in writing and signed by the parties to the Affiliate Task Order, and each signatory to an Affiliate Task Order is solely responsible for all obligations it undertakes under the Affiliate Task Order. For the purposes of a particular Affiliate Task Order, the Affiliate signing such Affiliate Task Order will be substituted for Medpace everywhere it appears in this Agreement, and the term “Affiliate Task Order” will be substituted for Task Order everywhere it appears in this Agreement. Medpace shall be responsible for the compliance of its Affiliate with all of the terms and conditions applicable to Services performed under each Affiliate Task Order.

E.	As used herein, “Affiliate” means in relation to a Party, any entity, directly or indirectly, controlling such Party, controlled by such Party, or under common control with such Party. For purposes of this Agreement, “control”, whether used as a noun or a verb, means the possession, directly or indirectly, of the power to affirmatively direct, or affirmatively cause the direction of, the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

F.	Pre-funded Vendors:

i.	As part of the Services and as an accommodation to Sponsor, Medpace may contract with third parties for the provision of services not customarily performed or provided by Medpace; provided, however, Medpace has obtained Sponsor’s prior written consent to use such third parties (“Pre-funded Vendors”). The Parties acknowledge and agree that any third party paid with Pre-funded Expenses in connection with the performance of Services under this Agreement or any Task Order shall not be considered the agent, employee, or subcontractor of Medpace. Medpace shall provide to Sponsor any amounts that Medpace may recover from such Pre-funded Vendor as a result of any error or service failure on the part of such Pre-funded Vendor in connectionwith Services under this Agreement, less reasonable costs incurred by Medpace. Medpace shall use commercially reasonable efforts to add Sponsor as a third-party beneficiary to such contracts with Pre-funded Vendors (“Pre-funded Vendor Agreements”) to allow Sponsor to exercise and enforce similar rights as Medpace may have under its contract with any such Pre-funded Vendor, including without limitation the right to audit and inspect such Pre-funded Vendor’s financial affairs, facilities, processes and procedures. Medpace shall comply with and fully enforce all provisions of Pre-funded Vendor Agreements between Medpace and the relevant Pre-funded Vendor, to the extent such provisions affect any of Sponsor’s rights, and shall not amend, waive or settle any dispute with respect to (or permit any amendment or waiver of or settlement of any dispute with respect to) any provision of such Pre-funded Vendor Agreement that affects any of Sponsor’s rights hereunder without the prior written consent of Sponsor.

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ii.	Medpace may engage with and coordinate the services of such Pre-funded Vendors and make payments after receipt of sufficient funds from Sponsor that were pre-approved in writing by Sponsor (“Pre-funded Expenses”). If sufficient funds are not received from Sponsor, payments to Pre-funded Vendors may be delayed. Pre - funded Expenses may include but are not limited to third party advance payments for investigator meetings, vendors, Study Site (defined below) payments, and any payments to investigators, institutions, and site maintenance organizations for services performed that relate to a Study and pre-approved in writing by Sponsor. Medpace shall indemnify, defend and hold Sponsor harmless for all third party claims, suits, liabilities, damages and expenses (including attorneys’ fees and litigation costs) arising out of Medpace’s material failure or delay in making any such Pre-Funded Expense payments to Study Sites or Pre-funded Vendors; provided, however, that if Sponsor fails to provide to Medpace sufficient funding that was pre-approved in writing by Sponsor, Medpace shall have no obligation to indemnify Sponsor for claims resulting from Medpace’s failure or delay.

G.	At all times during the term of this Agreement, the Parties shall comply, to the extent applicable, with all relevant federal and local laws statutes and regulations of any country or territory where the Study is being conducted and/or where the Study Site is located (“Applicable Laws”).

i.	Applicable Laws in the United States shall include all applicable federal, state and local laws, statutes and regulations, including but not limited to the following federal statute and sections of the United States Code of Federal Regulations (“CFR”):

(A)	21 CFR Part 312- Investigational New Drug Application;

(B)	21 CFR Part 50 - Protection of Human Subjects;

(C)	21 CFR Part 54 - Financial Disclosure by Clinical Investigators;

(D)	21 CFR Part 56 - Institutional Review Boards;

(E)	Health Information Portability and Accountability Act of 1996 (“HIPAA”) and any regulation and official guidelines (all as may be amended from time to time) promulgated under that Act;

(F)	Health Information Technology for Economic and Clinical Health Act (“HITECH”) and any regulation and official guidelines (all as may be amended from time to time) promulgated under that Act;

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(G)	United States Foreign Corrupt Practices Act, the U.S. Export Administration Act, the U.S. Anti-Boycott Regulations and other applicable anti-corruption statues;

(H)	World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects” (2004 version); and

(I)	The United States Federal Food, Drug and Cosmetic Act, as amended.

H.	In the event of any “Adverse Event” as such term is defined in 21 CFR 312.32, and to the extent such activities are included in an applicable Task Order, Medpace shall comply with the reporting procedure provided for in the applicable Study protocol and herein and to the extent included in a Task Order shall be responsible on behalf of Sponsor for collecting and submitting to Sponsor reports of adverse drug events and drug experiences as specified in the Study protocol, and all relevant adverse event information. Unless Sponsor notifies Medpace otherwise, serious adverse drug experience reports shall be, in all cases, forwarded within one (1) business day from Medpace to Sponsor. For each Study, Medpace will provide to Sponsor cumulative quarterly and annual serious adverse drug experience reports in an agreed upon format.

I.	Except as otherwise agreed by the Parties in writing, Sponsor is and at all times remains, in all geographical regions where the Study is being performed, the “Sponsor” or “Legal Representative” of the Study pursuant to Applicable Law.

J.	If requested pursuant to a Task Order, Medpace may assist Sponsor in identifying investigators and study sites (collectively, “Study Sites”) to perform the related Study and may facilitate the negotiation of clinical trial agreements (“Investigator Agreement”) between Investigators and Sponsor. If, pursuant to the applicable Task Order, Sponsor delegates to Medpace the negotiation of such Investigator Agreements as part of the Services, then Medpace agrees to comply with the Site Negotiation Plan (as defined below) provided by Sponsor and Medpace will work diligently to conclude Investigator Agreements with Study Sites in a timely manner, keeping in mind the Study timelines, including by zealously negotiating to conclusion any Study Site-initiated changes to Investigator Agreements within such parameters as Sponsor directs or permits, including the Site Negotiation Plan and any other Sponsor approved “fall-back” language provided by Sponsor to Medpace. Medpace shall not agree to any substantive changes or revisions to the Investigator Agreements outside of the Site Negotiation Plan or Sponsor approved fallback provisions without the prior written approval of Sponsor. For the sake of clarity, Medpace and Sponsor shall both be parties entering into the Investigator Agreements with the Study Sites, unless otherwise agreed to by the Parties. Unless the form of Investigator Agreement is mandated by regulation or local custom, Medpace shall provide its own Investigator Agreements template to Sponsor for review and approval. Sponsor shall have the right to approve all Investigator Agreement templates for use and all finalized Investigator Agreements prior to execution. Upon award of a Study, Sponsor shall provide Medpace with written instructions regarding negotiation parameters for the Investigator Agreements (the “Site Negotiation Plan”), which will be agreed to by the Parties at a later date. Where provided in the relevant Task Order, Medpace shall be responsible for negotiating clinical grants with each participating Study Site in accordance with the budget pre-approved in writing by Sponsor and set forth in the applicable Task Order. Sponsor shall have the right to approve in writing all finalized Study Site clinical grant budgets and Investigator Agreements prior to execution.

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2.	PROJECT SCHEDULE

A.	Each Task Order shall contain project timelines, milestones or target dates for completion of a project or a portion thereof, and all such schedules shall be reasonable for the Services to be provided. In all events, the Parties shall comply with each Task Order.

B.	If at any time either Party anticipates a delay in meeting the timelines for a given Task Order as set forth in its Project Schedule, either due to changes to the Services requested by Sponsor, or other causes beyond the affected Party’s control and not due to such Party’s negligence or willful misconduct (for example, but without limitation, slower than anticipated patient enrollment), then the anticipating Party shall promptly notify the other Party, specifying the reason for the delay and the anticipated effect upon the timelines, milestones or other deliverables. The Parties may provide such notification during routine status updates or conference calls. The Party affected shall use all reasonable endeavors to eliminate or cure or overcome any such delays and to resume performance of its obligations with all possible speed.

3.	CONTRACT AMENDMENTS

A.	Any change in the details of a Task Order or the assumptions upon which the Task Order is based may require changes in the Project Budget, Payment Schedule or Project Schedule. Every such change shall require a written amendment to the Task Order (a “Contract Amendment”). Each Contract Amendment shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter. The Contract Amendment will become effective upon the execution of the Contract Amendment by both Parties, and if applicable, will specify the period of time within which Medpace must implement the changes. Both Parties agree to act in good faith and promptly when considering a Contract Amendment requested by the other Party but neither Party is obligated to execute a Contract Amendment. No Contract Amendment shall become effective unless and until it is signed by both Parties. In the event that Sponsor requests that Medpace perform out-of-scope work prior to the execution of a Contract Amendment, Sponsor will provide Medpace with written authorization by a duly authorized senior officer of Sponsor to perform such additional Services and agrees to compensate Medpace for the provision of such additional Services in accordance with the written authorization. Medpace and Sponsor will work in good faith to execute a Contract Amendment including such additional Services.

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4.	PROJECT BUDGET, PAYMENT SCHEDULE, AND TERMS

A.	Service Fees:

i.	The Sponsor agrees to pay Medpace in accordance with the Project Budget and Payment Schedule for Services properly rendered pursuant to this Agreement and each Task Order.

B.	Pass Through Costs:

i.	The Sponsor agrees to reimburse Medpace for reasonable and necessary pass-through costs that were pre-approved in writing by Sponsor and incurred by Medpace in providing the Services in accordance with the relevant Task Order (“Pass-through Costs”). Pass-through Costs may include, but are not limited to, CRF printing costs, project-specific printing, shipping, copying and binding costs, telecommunication and data costs, travel costs, including subsistence and accommodation costs in compliance with the Medpace travel policy, literature search and article retrieval costs, translation costs, EC/regulatory fees, and pharmacy fees. All expenses billed to Sponsor by Medpace must be accompanied by appropriate documentary evidence, such as receipts or other documentation reasonably acceptable to Sponsor. The Parties acknowledge and agree that any third party paid with Pass-through Costs in connection with the performance of Services under this Agreement or any Task Order shall not be considered the agent, employee, or subcontract of Medpace.

C.	Pre - funded Expenses:

i.	The Parties will work to establish a process for payment of Pre-funded Expenses in the applicable Task Order which allows for timely payment of such funds to Pre-funded Vendors.

D.	Payment Terms:

i.	Medpace shall not invoice any amounts in excess of those specified in the Project Budget approved in writing by Sponsor. Unless otherwise agreed to in the applicable Task Order, Sponsor shall mail or wire undisputed payments to Medpace within 45 days after receipt of a written invoice and required supporting documentation as applicable. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the Parties shall use good faith efforts to reconcile the disputed amount. If Sponsor wishes to dispute an invoice, Sponsor will notify Medpace of any disputed amounts within thirty (30) days of the date of receipt of any invoice (“Sponsor Dispute Notice”). The Parties’ project teams will use good faith efforts to resolve such dispute within twenty (20) days of the date of the Sponsor Dispute Notice. The Parties agree that the result of these discussions will be binding on both Parties, and if the Parties fail to reach a resolution after said discussions, either Party may move forward with its rights under law and this Agreement. An annual interest rate of 8% (or the maximum allowed by law) will be applied to outstanding undisputed invoices greater than 30 days beyond the due date, with such interest rate being assessed from the due date of the undisputed invoice. The Parties will work in good faith to establish a Payment Schedule in the applicable Task Order(s).

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ii.	Medpace shall limit the costs and expenses associated with this Agreement and shall pass along to Sponsor all available discounts, or rebates and allowances directly related to the Services. All payments shall be made in United States Dollars ($) (the “Contracted Currency”) unless otherwise agreed to in writing by the Parties and set forth in applicable Task Order.

iii.	The Project Budget is exclusive of all taxes, including without limitation federal, state and local income taxes; franchise taxes; federal, state and local sales and use taxes (except and not including sales or use taxes imposed on account of a transaction made under this Agreement); gross receipts taxes; property taxes; value-added taxes; and custom duty taxes. Medpace will use reasonable best efforts to include an estimate of such taxes in the Project Budget. However, all such expenses may not be known at the time of Task Order execution. Sponsor will be responsible for all such taxes due in connection with this Agreement. All such sales and/or use taxes shall be shown on supporting documentation and provided to Sponsor.

iv.	Medpace understands and agrees that for purposes of complying with Sponsor’s reporting obligations under the Patient Protection and Affordable Care Act of 2010 (together with any regulations and official guidelines promulgated thereunder) and any applicable U.S. state reporting requirements, Sponsor may collect, aggregate, and report any and all payments made pursuant to this Agreement.

5.	WARRANTIES AND REPRESENTATIONS:

A.	Acknowledgements:

i.	Medpace acknowledges that the Services to be provided hereunder are for the benefit of, and are subject to the direction of Sponsor. Medpace acknowledges that Sponsor is the beneficiary under the terms of this Agreement and each Task Order, and that Sponsor is entitled to enforce the provisions thereof.

ii.	In carrying out its responsibilities under this Agreement and each Task Order, neither Party nor any of its respective representatives or Affiliates will pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof corruptly for the purpose of improperly (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his functions with such governmental agency or instrumentality or such public international organization or such political party, (ii) inducing such person to use his influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof or (iii) securing any improper advantage; provided however, the foregoing representation shall not apply to any facilitating or expediting payment to a foreign official, political party, or party official the purpose of which is to expedite or to secure the performance of a routine governmental action by a foreign official, political party, or party official. Medpace agrees to report immediately to Sponsor any direct or indirect requests for payments to, or for the benefit of, a government official, including facilitation payments, as well as any payments that are made to Medpace in connection with the Services contemplated by this Agreement.

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B.	Representations and Warranties of Medpace:

i.	Medpace represents and warrants that it is duly organized, validly existing and in good standing in its place of organization, and is in good standing and duly qualified to do business in all locations where qualification is required in order for Medpace to provide the Services.

ii.	Medpace warrants that the execution, delivery and performance of this Agreement and each Task Order has been validly authorized by all corporate action and this Agreement and each Task Order represents the valid binding agreement of Medpace enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and each Task Order will not violate any organizational document governing Medpace, any material agreement to which Medpace is a party, or any law or court or governmental order to which Medpace is bound. Medpace further warrants that it shall render the Services requested by Sponsor in accordance with high professional standards, consistent with Good Clinical Practices and with the standard of care customary in the contract research organization industry.

iii.	Medpace warrants that the personnel assigned to perform Services rendered under this Agreement shall be qualified and professionally capable of performing the Services, shall be adequate to effectively perform the Services on the agreed upon schedule and shall devote such time as is necessary to perform the Services on such agreed upon schedule.

iv.	Medpace further warrants that it shall perform the Services in compliance with the terms of this Agreement and applicable Task Order, the protocol for the applicable Study and all Applicable Laws including, without limitation, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and all future amendments during the term. Medpace further warrants that it shall make available to Sponsor, or to the responsible regulatory authority, relevant records, programs and data as may reasonably be requested by Sponsor or which is the subject of a Task Order. In accordance with Article 16, Sponsor shall have the right to monitor the operations of Medpace hereunder, and Sponsor representatives shall have the right to visit any of the facilities where Medpace is performing any of the Services and during such visits to inspect the work being done and materials used, to observe the procedures being followed, to examine the books, records and other data relevant to the Services. If any regulatory agency requests to inspect any books, records, data of Medpace relating to the Services, Medpace shall immediately notify Sponsor within one (1) business day. Medpace shall notify Sponsor promptly of any governmental or regulatory correspondence, inquiry, or other communication directed to Medpace or of which Medpace becomes aware that concerns: (A) a Study, including without limitation inspections of Study Sites; (B) any Services; or (C) Sponsor (collectively, the “Regulatory Communications”). Medpace shall, unless prohibited by the applicable governmental or regulatory agency or confidentiality obligations, promptly forward to Sponsor copies of all Regulatory Communications and all correspondence or other documentation from any governmental or regulatory agency or competent authority related to any Regulatory Communication. In that event and to the extent permitted by Applicable Law, Medpace will consult with and allow Sponsor to review and comment on any responses or other communications made by Medpace to the authority relating to the inspection, Study, Services, and/or Sponsor, and Medpace shall consider and use good faith efforts to incorporate Sponsor’s reasonable input; however, Sponsor acknowledges that it is Medpace’s obligation to respond to an inspection notice directed to Medpace. Medpace shall otherwise cooperate with Sponsor in good faith in responding to any Regulatory Communications. To the extent permitted by Applicable Law, and at Sponsor’s own expense, Sponsor shall be given the opportunity to have a representative present during any inspection, audit, meeting, videoconference, telephone call, or similar discussion with any governmental or regulatory authority related to a Study, or to Services performed under this Agreement, or to Sponsor.

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v.	Medpace represents and warrants that there is no litigation, regulatory investigation or proceeding, administrative hearing or any other similar proceeding pending or to the best of its knowledge threatened against Medpace which could materially adversely affect Medpace’s ability to perform the Services.

vi.	Medpace has developed a business interruption and disaster recovery program and is executing such program to assess and reduce the extent to which Medpace’s hardware, software and embedded systems may be susceptible to errors or failures in various crisis (or force majeure) situations. Medpace shall employ all reasonable and appropriate measures and processes to insure that all data collected and stored by it pursuant to this Agreement will be safeguarded against loss, damage and destruction arising from any cause including, but not limited to, theft, fire, flood, earthquake, lightening, and electrical disruption. Such measures and processes shall include, but not be limited to, (A) storage of hard-copy documents and computer storage disks in locked, fireproof containers, and (B) back-up and recovery systems (which are periodically tested) for computer-based systems. Sponsor shall have the right, but not the obligation, upon reasonable advance written notice and during normal business hours, to periodically inspect Medpace’s premises to determine whether the foregoing measures and processes are in effect and being implemented. In the event that any data, reports or materials that are delivered by Medpace to Sponsor are inaccurate as a result of such errors or failures then Medpace will fix, or if necessary, re-perform the deliverables with no increase to direct fees to Sponsor, within mutually agreeable time frames.

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vii.	if Medpace uses electronic systems for creating, modifying, maintaining, archiving, retrieving or transmitting any records, including test results that are required by, or subject to inspection by an applicable regulatory authority (including the FDA), then Medpace represents and warrants that Medpace’s systems for electronic records are in compliance with 21 CFR Part 11. Medpace further represents and warrants that, in order to comply with Part 11, it will not use any electronic signatures on any documents required by, submitted to, or supporting a submission to the FDA unless Medpace, as applicable, has certified to the FDA that it intends such electronic signatures to be the legally binding equivalent of a hand-written signature.

C.	Representations and Warranties of Sponsor

i.	Sponsor represents and warrants that it is duly organized, validly existing and in good standing in its place of organization, and is in good standing and duly qualified to do business in all locations where qualification is required for Sponsor to engage in its business.

ii.	Sponsor warrants that the execution, delivery and performance of this Agreement and each Task Order has been validly authorized by all corporate action and this Agreement and each Task Order represents the valid binding agreement of Sponsor enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and each Task Order will not violate any organizational document governing Sponsor, any material agreement to which Sponsor is a party, or any law or court or governmental order to which Sponsor is bound.

iii.	Sponsor further warrants that it shall comply with all Applicable laws in performing its obligations hereunder.

iv.	Sponsor represents and warrants that there is no litigation, regulatory investigation or proceeding, administrative hearing or any other similar proceeding pending or to the best of its knowledge threatened against Sponsor which could materially adversely affect Sponsor’s ability to perform under this Agreement or any Task Order.

v.	SPONSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AND WITHOUT LIMITATION ANY OF THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE REGARDING THE STUDY DRUG OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT AND WITHOUT ANY REPRESENTATION OR WARRANTY THAT THE USE OF THE STUDY DRUG WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY. SPONSOR MAKES NO REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SAFETY OR EFFICACY OF THE STUDY DRUG OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT.

vi.	Sponsor represents and warrants that, to its knowledge, it has and will have for the duration of any Task Order(s) the financial resources that are necessary to meet its financial obligations under this Agreement and each Task Order.

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6.	TERMINATION

A.	The term of this Agreement shall be for four (4) years from the Effective Date unless earlier terminated as permitted herein. Any Task Order, the duration of which extends beyond the expiration or termination of this Agreement, will continue to be performed for the term of such Task Order, and will continue to be governed by the terms of this Agreement, which terms shall remain in effect beyond the expiration or termination of this Agreement solely with respect to such Task Order.

B.	Sponsor may terminate this Agreement or any Task Order without cause immediately upon giving Medpace notice of such termination.

C.	Medpace may terminate a Task Order if Sponsor has materially defaulted on its obligations under this Agreement or any Task Order and has not cured such material default (i) within 30 days after Sponsor’s receipt of a written notice of default from Medpace if the material default is the failure to pay Medpace any undisputed amount due hereunder or (ii) within 60 days after receipt of written notice in the event of any other material default or where such material default is not susceptible to cure within 60 days or the defaulting Party fails to commence to cure such material default within such 60 day period.

D.	As soon as practicable after receipt of such termination notice, the Parties shall cooperate in good faith to agree on a plan to expeditiously conclude activities and outstanding obligations of each Party with respect to this Agreement and any applicable Task Order, including transfer of all case report forms, Study files, and other data and information in Medpace’s possession or control to Sponsor. Medpace shall not, without Sponsor’s prior approval, perform any additional Services, incur expenses, or enter into any other obligations related to the Agreement or the terminated Task Order, as applicable, except to the extent requested by Sponsor or required by and with due regard for Study subject safety and welfare. In the event that Medpace terminates a Task Order for Sponsor’s breach under Section 6(C), Medpace shall have the right to cease performance of Services and shall have no obligation to perform additional Services, to transfer Deliverable or Work Product(s), or to provide access to Medpace systems, unless otherwise required by any Applicable Law or in the interest of Study subject safety. Sponsor shall not be liable to Medpace for any loss of business opportunity or lost profit.

E.	In the event of any termination of a Task Order before completion, Sponsor agrees to pay Medpace for all Services rendered pursuant to the unfinished Task Order prior to such termination and any reasonable and necessary non-cancelable expenses incurred in connection with Medpace’s performance of Services thereunder and pre-approved in writing by Sponsor as well as any close-out activities mutually agreed upon in writing by the Parties. As soon as reasonably practicable following receipt of a termination notice, Medpace shall submit an itemized accounting of Services performed, expenses incurred pursuant to performance of the Services, non-cancelable expenses incurred by Medpace relating to any unfinished Task Order, and payments received in order to determine a balance to be paid by either Party to the other. Such balance shall be paid within 30 days of receipt of such an itemized accounting by Sponsor.

F.	The following Articles of this Agreement shall survive the expiration or earlier termination of this Agreement: 6 – 11, 14 – 17, and 19-20.

G.	In the case of material breach by Sponsor due to a failure to pay amounts due to Medpace, Medpace shall have no obligation to transfer Deliverables or Work Product(s), until such breach is cured, unless otherwise required by applicable law.

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7.	COMMUNICATIONS

A.	Any notice required or permitted under this Agreement shall be in writing and shall be deemed given if delivered personally, mailed by prepaid, first class, certified mail, return receipt requested, or sent by express courier service, to the Party to be notified at the addresses set forth below (or such other address as shall be designated by written notice); provided that all notices shall be effective upon receipt thereof:

If to Medpace:

Medpace, Inc.

5375 Medpace Way

Cincinnati, OH 45227

Attn: General Counsel

Telephone: (513) 579-9911

If to Sponsor:

Ritter Pharmaceuticals, Inc.

1880 Century Park East #1000

Los Angeles, CA 90067

Attn: Andrew Ritter, President

Email for invoices: ap@ritterpharma.com

Email for all other notices: andrew@ritterpharma.com

Telephone: (310) 203-1000

8.	CONFIDENTIALITY

A.	Either Party or its Affiliates (the “Disclosing Party”) may provide its confidential information to the other Party or its Affiliates (the “Receiving Party”) during the course of this Agreement.

B.	All information provided by Sponsor or on Sponsor’s behalf or data collected by Medpace for Sponsor during the course of performance of the Services is deemed to be the confidential information of Sponsor (“Sponsor Confidential Information”). “Sponsor Confidential Information” includes without limitation: (i) Sponsor’s or its Affiliate’s business records, oral or electronic communications, financial information, business practices, trade secrets, know-how, intellectual property, materials, inventions, formulas, compounds, devices, specifications, designs, plans, methods, software, data, technical information, concepts, procedures, processes, business plans, current and past distribution and production arrangements (oral or written), facilities, employees, marketing and sales strategies, business opportunities and strategic plans; (ii) information related to or arising from any proprietary compounds of Sponsor or Sponsor’s Affiliates that is developed by Medpace in connection with the performance of the Services hereunder; (iii) Sponsor Arising IP; (iv) information that is generated or developed by or received from Study Sites by Medpace in connection the performance of Medpace’s Services under the applicable Task Order; and (v) the terms of this Agreement.

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C.	Medpace may provide confidential information to Sponsor during the course of this Agreement (“Medpace Confidential Information”). Medpace Confidential Information shall include but is not limited to standard operating procedures, pricing, and financial information provided by Medpace or its Affiliates to Sponsor during the course of performance of the Services, and any non-public information pertaining to Medpace’s business practices or other proprietary information. “Confidential Information” refers to Sponsor Confidential Information and Medpace Confidential Information. Each Receiving Party shall not disclose the Disclosing Party’s Confidential Information to any third party, or use the Disclosing Party’s Confidential Information for any purpose other than for those set forth under this Agreement or a Task Order, without the prior written consent of the Disclosing Party.

i.	Each Receiving Party shall ensure that its and its Affiliate’s directors, officers, employees, Subcontractors, and approved independent contractors (collectively, “Representatives”) shall comply with the provisions of Article 8 of this Agreement. Receiving Party shall disclose the Disclosing Party’s Confidential Information only to those of its Representatives who need to know the Disclosing Party’s Confidential Information for performance of their obligations under this Agreement and are bound by written nondisclosure obligations at least as stringent as those set forth herein. Receiving Party shall be liable for any breach of the terms of this Agreement by its Representatives.

ii.	Receiving Party shall exercise due care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure and use of the Disclosing Party’s Confidential Information.

D.	The foregoing obligations of confidentiality and non-use shall not apply to the extent that any information is:

i.	Information which was known by a Receiving Party before disclosure by the Disclosing Party in connection with the Services or this Agreement (including any Task Order) or which is independently discovered by the Receiving Party, after the date hereof, without the aid, application or use of the Confidential Information of the Disclosing Party, as evidenced by competent written records maintained in the ordinary course of business;

ii.	Information which is in the public domain on the date hereof or subsequently becomes publicly available through no fault or action of a Receiving Party or its Representatives; or

iii.	Information, which is disclosed to the Receiving Party by a third party not under any obligation prohibiting the disclosure of such Confidential Information.

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E.	If the Receiving Party is requested to disclose any Confidential Information of the Disclosing Party or the substance of this Agreement in connection with a legal or administrative proceeding or otherwise to comply with a requirement under the law, the Receiving Party will give the Disclosing Party (to the extent permitted by Applicable Law) prompt notice of such request so that the Disclosing Party may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement. If the Disclosing Party seeks a protective order or other remedy, the Receiving Party, at the Disclosing Party’s expense, will reasonably cooperate with and assist the Disclosing Party in such efforts. Failure of the Disclosing Party to intervene shall not relieve the obligations to maintain confidentiality except in so far as the Receiving Party must comply with the terms of such process compelling disclosure.

F.	The Parties acknowledge that any breach or threatened breach of this Article may result in irreparable harm to the non-breaching Party for which monetary damages would be an inadequate remedy. Therefore, the Parties agree that, in the event of such breach or threatened breach of this Section, in addition to all other remedies available under law, the non-breaching Party shall be entitled, as a matter of right, to equitable relief, including an injunction, without being required to post a bond or other security. Such equitable relief shall be in addition to the non-breaching Party’s rights and remedies otherwise available at law.

G.	Medpace acknowledges that, in connection with its performance of the Services, it may receive or gain access to “Nonpublic Personal Information” or “NPI.” As used herein, NPI shall mean information that Medpace creates or receives from or on behalf of Sponsor that is not publicly available and that, in itself or as part of a unique combination of data or information, identifies or could be used to identify an individual, whether by unique descriptors and/or identifiers, including but not limited to social security numbers, health plan/insurance policy numbers, financial account (including credit card/debit card) numbers, driver’s license numbers, health or biometric related information, and/or any other unique identifying numbers, characteristics, or codes. During the term of this Agreement, Medpace shall use and disclose NPI only as necessary to perform the Services and the specific obligations for which such information was disclosed to Medpace pursuant to the Agreement. Medpace shall treat all NPI as confidential in accordance with all Applicable Laws, including HIPAA and HITECH.

H.	The non-disclosure obligations under this Article 8 shall survive any expiration or termination of this Agreement for seven (7) years. Upon expiration or termination of this Agreement or earlier at the Disclosing Party’s written request, the Receiving Party will, at the option and expense of the Disclosing Party, return or destroy the Disclosing Party’s Confidential Information, except that in any event the Receiving Party may retain a single copy of the Disclosing Party’s Confidential Information solely for archival purposes.

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9.	RIGHTS IN PROPERTY

A.	All materials, documents, data, software and information of every kind and description supplied to Medpace by Sponsor or on behalf of Sponsor, or prepared, developed, or generated by Medpace pursuant to this Agreement, (except for the Medpace Property) are and shall be the sole and exclusive property of Sponsor (“Sponsor Property”). Further, all inventions, processes, know-how, trade secrets, improvements, copyrights, trademarks and/or patents, other intellectual property, data and information relating to the Study drug or otherwise arising from the Study, Sponsor Confidential Information, Study protocol, or Medpace’s performance of Services under this Agreement that are conceived, reduced to practice and/or generated hereunder during the term of this Agreement or subsequent to the termination or expiration of this Agreement shall be and remain the exclusive property of Sponsor (collectively with Sponsor Property, “Sponsor Arising IP”). Sponsor shall have the right to make whatever use they deem desirable of any such Sponsor Arising IP. Medpace shall not, without the prior written consent of Sponsor, publish, disseminate, or otherwise disclose to any third party any such Sponsor Arising IP (except such disclosure as may be required by law), or use any such property for any purpose other than the performance or enforcement of this Agreement. Sponsor Arising IP shall include, without limitation, any Study reports, data summaries, data analyses, patient narratives, annotated package inserts, Study publications, or other written, printed, or graphic works or documents or other work product created by Medpace under a Task Order. Medpace hereby assigns, and shall require, its Representatives to assign, its rights in all such Sponsor Arising IP to Sponsor consistent with the obligations set forth in Article 10 below.

B.	Sponsor acknowledges that all computer programs, software, applications, databases, proposals and other documentation that (i) are generally used by Medpace in the conduct of its business, (ii) do not incorporate, arise from or rely on Sponsor Confidential Information or the Study drug, and (ii) are not directly derived from or developed solely for Sponsor, are the exclusive and confidential property of Medpace or the third parties from whom Medpace has secured the right of use (“Medpace Property”). Sponsor agrees that any improvement, alteration or enhancement to Medpace Property which are developed or implemented during the course of any Services performed hereunder, without incorporating, arising from or reliance on any Sponsor data, information, materials, Study drug or Confidential Information (or derivatives thereof), shall be the property of Medpace.

C.	Medpace covenants that it shall not embed any Medpace Property or improvements, alterations or enhancements in any Sponsor Arising IP. To the extent that any Medpace Property or improvements, alterations or enhancements thereto is incorporated into any Sponsor Arising IP hereunder, Medpace hereby grants Sponsor and its Affiliates a non-exclusive, worldwide, irrevocable, sublicenseable, transferable, royalty-free right and license, for it to use the Medpace Property and improvements, alterations and enhancements, as applicable, solely in connection with its use of the Sponsor Arising IP which may be used for any and all purposes. Medpace represents and warrants that to the best of its knowledge Medpace’s licensing of such intellectual property for Sponsor’s use solely in connection with the Sponsor Arising IP is properly authorized and will not constitute an infringement or other violation of any rights of a third party.

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10.	PATENT RIGHTS

A.	Medpace shall disclose promptly to Sponsor any and all inventions, discoveries and improvements conceived or made by Medpace while providing Services to Sponsor pursuant to the Agreement and constituting a modification or extension of use relating to Sponsor’s proprietary rights, and hereby assigns all its interest therein to Sponsor or its nominee; whenever requested to do so by Sponsor, Medpace shall, and shall ensure that its Representatives will, execute any and all applications, assignments, or other instruments and give testimony which Sponsor shall deem necessary to apply for and obtain a patent in the United States of America and/or other applicable jurisdiction or of any foreign country or to protect otherwise Sponsor’s interests and shall compensate Medpace for the time devoted to said activities and reimburse it for expenses incurred.

11.	PUBLICITY

A.	Medpace shall not make any public announcements, oral presentations or publications concerning this Agreement or the subject matter hereof without the prior written consent of Sponsor.

B.	Medpace will not use the Sponsor’s name, logo or trademark in any communication, release, notice or other publication without the express prior written consent of the Sponsor; provided, however, Medpace may disclose Sponsor’s name to the extent required by Applicable Law. Sponsor will not use Medpace’s name, logo or trademark for any marketing purpose without Medpace’s prior written consent; provided, however, Sponsor may disclose Medpace’s name for all other purposes, including to the extent required by Applicable Law or for regulatory purposes.

12.	SECURITY AND DISPOSITION OF STUDY FILES

A.	Medpace shall use commercially reasonable efforts, including, but not limited to, periodic backup of computer files, to prevent the loss or alteration of Sponsor’s Study data, Confidential Information, documentation, and correspondence. Medpace shall in all respects comply with any Food and Drug Administration (“FDA”) regulations concerning the maintenance, creation and storage of records, including electronic records.

B.	Except as otherwise provided in this Agreement, at appropriate time points or at completion of Services under a Task Order, Medpace shall transfer Study materials, documents and correspondence to Sponsor. Medpace shall have the right to retain one copy of any Study materials, documentation, and correspondence necessary solely to meet regulatory or Medpace’s own internal audit requirements, so long as it continues to maintain the confidentiality requirements of Article 8.

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13.	SPONSOR OBLIGATIONS

A.	Sponsor acknowledges that performance of the Services by Medpace will require the co-operative involvement of both Parties, and Sponsor hereby agrees to provide such assistance as may be reasonably necessary to enable Medpace to perform the Services.

14.	INDEMNIFICATION

A.	Sponsor shall indemnify, defend and hold harmless Medpace and its Affiliates and their respective officers, directors, employees and agents (“Medpace Indemnitees”) from and against any and all damages, losses, liabilities, costs or expenses, including reasonable attorneys’ fees (collectively “Damages”), resulting or arising from any claims, demands, assessments, actions, suits, investigations or proceedings brought by a third party (collectively “Claims”), arising from Services performed by Medpace pursuant to this Agreement or under any Task Order (including but not limited to any Damages arising from or in connection with any Study, test, product or potential product to which this Agreement relates, or actions necessitated by the protocol), except to the extent such Claims or Damages are determined to have resulted from Medpace or its Representative’s negligence, willful misconduct, or breach of any Applicable Law or breach of this Agreement or any Task Order.

B.	Medpace agrees to indemnify, defend and hold harmless Sponsor and its Affiliates and their respective officers, directors, employees and agents (“Sponsor Indemnitees”) from and against any and all Damages resulting or arising from Claims arising from Medpace or Medpace’s Representative’s negligence or willful misconduct or a breach of any Applicable Law or a breach of this Agreement or any Task Order.

C.	Any Party providing indemnification under this Agreement shall have the right to control the defense and settlement of any Claims or Damages; provided that neither Party will settle a Claim on behalf of the other Party without the prior written approval of that Party. The indemnified Party shall have the right to obtain separate legal counsel at its own expense if it so chooses. No such Claim shall be settled without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withhold. The indemnified Party shall reasonably cooperate in the defense of any Claims or Damages and provide prompt written notice to the indemnifying Party of any Claims or Damages for which indemnification is sought, provided that a failure to provide such notice shall not relieve the indemnifying Party of its obligation, except to the extent it is materially prejudiced by the failure to provide notice.

D.	During the term of this Agreement and for the duration of any applicable Task Order, Medpace shall maintain liability insurance with policy limits sufficient to meet its indemnification obligations under this Agreement. During the term of this Agreement, Sponsor will, at its own expense, procure and maintain insurance at appropriate levels. A Certificate of Insurance will be provided to the other Party upon request.

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15.	LIMITATION OF LIABILITY

A.	Except in the event of a liable party’s indemnification obligations or breach of confidentiality obligations hereunder, In no event shall Sponsor or Medpace be liable for any lost profits or indirect, incidental, special or consequential damages arising out of the provision of Services hereunder, even if the party seeking recovery of such damages has been advised of the possibility of such damages.

16.	INSPECTIONS AND AUDITS

A.	With respect to each Study, Medpace will retain all Study records and documents for the greater of the duration of the Study or as required by Applicable Laws. Medpace shall notify Sponsor six (6) months prior to the expiration of the above referenced document retention period to determine whether Sponsor plans to take delivery of the Study records and documents or require post Study record and document retention services at Sponsor’s cost as mutually agreed to by the Parties. During the duration of the Study, Sponsor or its designee shall have the right, upon at least ten business (10) days’ prior written notice to Medpace (except for for-cause audits), to examine the standard operating procedures, facilities, books, records, papers, files and documentation, including computer files, data bases and records, at Medpace’s facilities and the facilities of clinical investigators contracted by Medpace to determine the adequacy of such records, to ensure the Services are being performed in accordance with the approved Task Orders and applicable regulations and/or to examine the financial records of Medpace as may be reasonably necessary to verify out-of-pocket expenses incurred during the performance of the Services. Such inspections and audits shall be conducted during normal business hours.

B.	Medpace shall provide reasonable assistance, including making available members of its staff and providing access to all requested records, to facilitate such inspections and audits.

C.	Medpace shall take all reasonable steps required by Sponsor to cure any Medpace deficiencies found in any audit, inspection or investigation.

17.	DEBARMENT

A.	Medpace hereby represents, warrants, and certifies that neither it nor any of its Representatives has been or will be at any relevant time hereunder (i) debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or similar local law nor (ii) threatened to be debarred or voluntarily excluded or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under § 335a (collectively, (i) and (ii) above, (“Debarred”), or subject to any governmental sanction that would prevent the rendering of services hereunder in any jurisdiction in which the Study is to be conducted, nor (iii) excluded from participation in any federally-funded health-care program (“Excluded”). In the event that any such party becomes Debarred or Excluded, Medpace shall notify Sponsor in writing immediately and Sponsor shall have the right to immediately terminate this Agreement if the above representation is or becomes untrue.

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B.	Medpace hereby represents, warrants, and certifies that it has not and shall not use in any capacity the services of any individual, corporation, partnership, or association which has been Debarred or Excluded. In the event Medpace becomes aware of or receives notice of the Debarment or Exclusion of any individual, corporation, partnership, or association providing services to Medpace, which relate to the Services being provided under this Agreement, Medpace shall notify Sponsor in writing immediately and Sponsor shall have the right to immediately terminate this Agreement if the above representation is or becomes untrue.

18.	NON SOLICITATION.

Neither Party and its Affiliates shall during the term of this Agreement and for a period of twelve months following its termination, either directly or indirectly, hire any employee of the other Party with whom its comes into contact as a result of providing the Services, or recruit, solicit, or entice any such person to become employed by it or any Affiliate and shall not approach any such employee for such purpose or encourage, authorize or approve the taking of such action by any other person. The Parties agree that any breach of this provision would cause irreparable harm and that in addition to any and all other available remedies injunctive relief, without the necessity of a bond or other security, shall be appropriate and available. Notwithstanding the foregoing, the Parties acknowledge and agree that this Section 18 will not prohibit solicitations by either Party through use of general advertising or other publications of general circulation.

19.	ENTIRE AGREEMENT

This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all existing agreements and all other oral, written or other communications between the Parties concerning the subject matter hereof. This Agreement shall not be amended, modified or supplemented in any way except in writing and signed by a duly authorized representative of Sponsor and Medpace. All Appendices hereto, including any Task Orders, shall be deemed to be incorporated herein and made a part hereof.

20.	GOVERNING LAW

A.	This Agreement and the performance hereof shall be governed, interpreted and construed in all respects by the internal laws of the State of New York, without respect to its conflict of law principles. All disputes and claims arising under this Agreement or any Task Order shall be resolved exclusively in a court of applicable jurisdiction located in New York and each Party consents to the venue of any such action.

21.	NO WAIVER

A.	No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provisions, or conditions, or of any other term, provision, or condition of this Agreement. No waiver of any right set forth herein shall be deemed effective unless in writing and signed by the Party against whom enforcement of the waiver is sought.

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22.	INDEPENDENT CONTRACTOR

A.	In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor and the Services do not create an employee/employer relationship between the Parties. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other Party.

23.	FORCE MAJEURE

A.	Neither Party shall be liable or deemed to be in default for any delay due to causes beyond the reasonable control of the Party and not the result of such Party’s negligence or willful misconduct, such as: war, acts or threats of terrorism, civil disorders, acts of God, or government action; provided, that the affected Party promptly notifies the other of the cause and its effects on the Services to be performed hereunder and uses all reasonable endeavors to eliminate or cure or overcome any such causes and to resume performance of its covenants with all possible speed. Financial difficulty shall never be deemed a force majeure event. Notwithstanding anything to the contrary herein, in the event the force majeure event continues for more than sixty (60) days, the non-affected Party shall have the right to terminate this Agreement immediately upon written notice to the affected Party. Notwithstanding the foregoing, in no event shall the occurrence of a force majeure event excuse Medpace from its obligations if such event was reasonably foreseeable and Medpace did not take all reasonable measures to protect against its occurrence.

24.	SEVERABILITY

A.	In the event any provision of this Agreement shall be determined to be void or unenforceable, the remaining provisions shall remain in full force and effect.

25.	ASSIGNMENT

A.	Except as set forth herein, Medpace shall not assign this Agreement or any Task Order except with the prior written consent of Sponsor. No assignment by either Party, however, will relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. Subject to the restrictions set forth in this Section, this Agreement shall be binding upon and shall inure to the benefit of the Parties’ permitted successors and assigns. Any attempted assignment in violation of this section shall be deemed null and void.

26.	No Third Party Beneficiaries

A.	Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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27.	SUBCONTRACTING

A.	Medpace shall not subcontract any such Service or obligation through sub-contractors, consultants, agents or any third party (“Subcontractors”) without first obtaining Sponsor’s written consent. In the event Sponsor approves the use of one or more Subcontractors, then Medpace shall enter into a separate contract with such Subcontractors containing terms consistent with this Agreement. Medpace shall require that any such contract shall contain the specific, detailed services to be performed by any such Subcontractor. Medpace shall use commercially reasonable efforts to add Sponsor as a third-party beneficiary to such contracts to allow Sponsor to exercise and enforce similar rights as Medpace may have under its contract with any such Subcontractor, including without limitation the right to audit and inspect such Subcontractor’s financial affairs, facilities, processes and procedures to the extent that such matters relate to work for Sponsor. Medpace’s contract with its Subcontractors shall include an assignment to Medpace of rights to any Sponsor Arising IP arising from the performance by such Subcontractor of any obligations subcontracted thereto pursuant to this paragraph. Medpace understands and agrees that all such Sponsor Arising IP described in the immediately preceding sentence shall be assigned to Sponsor as contemplated hereunder and as necessary Medpace shall apprise each Subcontractor of such fact. Medpace represents and covenants that it shall use best efforts to ensure that any Subcontractor, has the capability to perform the Services to Sponsor’s standards under this Agreement and in compliance with Applicable Laws. Study Sites shall not be considered a sub-contractor, consultant or agent for purposes of this Article. In the event that Medpace contracts with a Subcontractor pursuant to this Section to discharge any obligation of Medpace under this Agreement or a Task Order, Medpace shall (i) remain primarily responsible to Sponsor for the performance of such Service or obligations; and (ii) accept liability arising from the acts and omissions of any such Subcontractor related to performance of the Services.

28.	SUCCESSORS AND ASSIGNS

A.	This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

29.	CONFLICTS BETWEEN AGREEMENTS

A.	In the event that there is any conflict between the provisions of this Agreement and any duly executed Task Order, this Agreement shall control, unless the Task Order or this Agreement clearly states that in the event of such conflict, the Task Order shall control.

30.	COUNTERPARTS

A.	This Agreement and any Task Order may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement or any Task Order, shall have the same effect as physical delivery of the paper document bearing the original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MEDPACE, INC.

Signature:	/s/ John Wynne
By:	John Wynne
Title:	Vice President Commercial Operations

RITTER PHARMACEUTICALS, INC.

Signature:	/s/ Andrew J. Ritter
By:	Andrew J. Ritter
Title:	President and Co-Founder

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EXHIBIT A

FORM OF TASK ORDER

Medpace Task Order Number: ______________

Medpace Project Number: ______________

This Task Order, dated _______________, is between Medpace Inc. (“Medpace”), and Ritter Pharmaceuticals, Inc. (“Sponsor”).

RECITALS:

WHEREAS, Medpace and Sponsor have entered into that certain Master Services Agreement dated __________________ (as may be amended from time to time, the “Master Services Agreement”); and

WHEREAS, pursuant to the Master Services Agreement, Medpace has agreed to perform certain Services in accordance with Task Orders from time to time entered into by the Parties and Sponsor and Medpace now desire to enter into such a Task Order; and

WHEREAS, Medpace and Sponsor desire that Medpace provide certain services with respect to ______ (the “Study”) for the Study of the product ________ (“Study Drug”) as set out in the Protocol Number: ____________, which is incorporated herein by reference;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Scope of Work. Medpace shall perform the Services described in the Scope of Work, attached hereto as Appendix 1, in accordance with the Project Schedule, attached hereto as Appendix 2, the Study protocol, the terms of the Agreement and any other documents attached to and specifically referenced in this Task Order (“Services”).

2.	Compensation. For performance of these Services, Sponsor shall pay to Medpace an amount equal to the Project Budget set forth in Appendix 3, which amount shall be payable pursuant to the Payment Schedule set forth in Appendix 4. In no event shall the total fees payable by Sponsor pursuant to this Task Order exceed the Project Budget without Sponsor’s prior written consent. The Project Budget is provided for cost analysis purposes. It is agreed that all direct fees are fixed prices unless the underlying assumptions (including, but not limited to, trial duration, Study timelines, number of sites/patients, services provided) change and all such changes shall be documented in a Contract Amendment. After staff are assigned, costs are incurred based upon allocation of staff capacity.

3.	Transfer of Obligations. Sponsor Obligations transferred to Medpace by Sponsor (consistent with the regulations set forth in 21 C.F.R. Section 312, Subpart D) are identified in Appendix 5.

4.	MSA. The provisions of the Master Services Agreement are hereby expressly incorporated by reference into and made a part of this Task Order.

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IN WITNESS WHEREOF, the Parties have hereunto signed this Task Order effective as of the day and year first written above.

MEDPACE, INC.

Signature:	TEMPLATE NOT FOR SIGNATURE

By:
Title:

RITTER PHARMACEUTICALS, INC.

Signature:	TEMPLATE NOT FOR SIGNATURE

By:
(Print Name)
Title:

List of Appendices:

Appendix 1: Scope of Work

Appendix 2: Project Schedule

Appendix 3: Project Budget

Appendix 4: Payment Schedule

Appendix 5: Transfer of Obligations

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